EXHIBIT 15(a)

                              AMENDED AND RESTATED

                           SERVICE PLAN AND AGREEMENT

                                     BETWEEN

                           ROCHESTER PORTFOLIO SERIES
                    LIMITED TERM NEW YORK MUNICIPAL FUND AND

                                       AND

                       OPPENHEIMER FUNDS DISTRIBUTOR, INC.

                               FOR CLASS A SHARES

AMENDED AND RESTATED SERVICE PLAN AND AGREEMENT dated the 4th day of January, 1996, by and between ROCHESTER PORTFOLIO SERIES (the "Trust"), on behalf of LIMITED TERM NEW YORK MUNICIPAL FUND (the "Fund") and OPPENHEIMER FUNDS DISTRIBUTOR, INC. (the "Distributor").

1. THE PLAN. This Plan is the Fund's written service plan for its Class A Shares described in the Fund's registration statement as of the date this Plan takes effect, contemplated by and to comply with Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., pursuant to which the Fund will reimburse the Distributor for a portion of its costs incurred in connection with the personal service and the maintenance of shareholder accounts ("Accounts") that hold Class A Shares (the "Shares") of such series and class of the Fund. The Fund may be deemed to be acting as distributor of securities of which it is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Plan. The Distributor is authorized under the Plan to pay "Recipients," as hereinafter defined, for rendering services and for the maintenance of Accounts. Such Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

     2. DEFINITIONS. As used in this Plan, the following terms shall have the following meanings:

        (a) "Recipient" shall mean any broker, dealer, bank or other person or entity which: (i) has rendered services in connection with the personal service and maintenance of Accounts; (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise concerning such service; and (iii) has been selected by the Distributor to receive payments under the Plan. Notwithstanding the foregoing, a majority of the Trust's Board of Trustees (the "Board") who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent Trustees") may

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            remove any broker, dealer, bank or other person or entity as a
            Recipient, whereupon such person's or entity's rights as a third party beneficiary hereof shall terminate.

        (b) "Qualified Holdings" shall mean, as to any Recipient, all Shares owned beneficially or of record by: (i) such Recipient, or (ii) such brokerage or other customers, or investment advisory or other clients of such Recipient and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan. In the event that one or more person or entity would otherwise qualify as Recipients as to the same Shares, the Recipient which is the dealer of record on the Fund's books shall be deemed the Recipient as to such Shares for purposes of this Plan.

3. PAYMENTS FOR DISTRIBUTION ASSISTANCE.

        (a) Under the Plan, the Fund will make payments to the Distributor, within forty-five (45) days of the end of each calendar quarter, in the amount of the lesser of: (i) .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day, or (ii) the Distributor's actual expenses under the Plan for that quarter of the type approved by the Board. The Distributor will use such fee received from the Fund in its entirety to reimburse itself for payments to Recipients and for its other expenditures and costs of the type approved by the Board incurred in connection with the personal service and maintenance of Accounts including, but not limited to, the services described in the following paragraph. The Distributor may make Plan payments to any "affiliated person" (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Recipient.

            The services to be rendered by the Distributor and Recipients in connection with the personal service and the maintenance of Accounts may include, but shall not be limited to, the following: answering routine inquiries from the Recipient's customers concerning the Fund, providing such customers with information on their investment in shares, assisting in the establishment and maintenance of accounts or sub-accounts in the Fund, making the Fund's investment plans and dividend payment options available, and providing such other information and customer liaison services and the maintenance of Accounts as the Distributor or the Fund may reasonably request. It may be presumed that a Recipient has provided services qualifying for compensation under the Plan if it has Qualified Holdings of Shares to entitle it to payments under the Plan. In the event that either the Distributor or the Board should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate services, then the Distributor, at the request of the Board, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate services in this regard. If the Distributor still is not satisfied, it may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such Recipient's rights as a third-party beneficiary hereunder shall terminate.

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            Payments received by the Distributor from the Fund under the Plan will not be used to pay any interest expense, carrying charge or other financial costs, or allocation of overhead of the Distributor, or for any other purpose other than for the payments described in this Section 3. The amount payable to the Distributor each quarter will be reduced to the extent that reimbursement payments otherwise permissible under the Plan have not been authorized by the Board of Trustees for that quarter. Any unreimbursed expenses incurred for any quarter by the Distributor may not be recovered in later periods.

        (b) The Distributor shall make payments to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day of Qualified Holdings. However, no such payments shall be made to any Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the minimum amount ("Minimum Qualified Holdings"), if any, to be set from time to time by a majority of the Independent Trustees. A majority of the Independent Trustees may at any time or from time to time increase or decrease and thereafter adjust the rate of fees to be paid to the Distributor or to any Recipient, but not to exceed the rate set forth above, and/or increase or decrease the number of shares constituting Minimum Qualified Holdings. The Distributor shall notify all Recipients of the Minimum Qualified Holdings and the rate of payments hereunder applicable to Recipients, and shall provide each such Recipient with written notice within thirty (30) days after any change in these provisions. Inclusion of such provisions or a change in such provisions in a revised current prospectus shall be sufficient notice.

        (c) Under the Plan, payments may be made to Recipients: (i) by Oppenheimer Management Corporation ("OMC") from its own resources (which may include profits derived from the advisory fee it receives from the Fund), or (ii) by the Distributor (a subsidiary of OMC), from its own resources.

4. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, the selection or replacement of Independent Trustees and the nomination of those persons to be Trustees of the Trust who are not "interested persons" of the Trust shall be committed to the discretion of the Independent Trustees. Nothing herein shall prevent the Independent Trustees from soliciting the views or the involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

5. REPORTS. While this Plan is in effect, the Treasurer of the Trust shall provide at least quarterly a written report to the Trust's Board for its review, detailing the amount of all payments made pursuant to this Plan, the identity of the Recipient of each such payment, and the purposes for which the payments were made. The report shall state whether all provisions of Section 3 of this Plan have been complied with. The Distributor shall annually certify to the Board the amount of its total expenses incurred that year with respect to the personal service and maintenance of Accounts in conjunction with the Board's annual review of the continuation of the Plan.

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6. RELATED AGREEMENTS. Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of the holders of a "majority" (as defined in the 1940
Act) of the Fund's outstanding Shares of the Class, on not more than sixty days written notice to any other party to the agreement; (ii) such agreement shall automatically terminate in the event of its "assignment" (as defined in the 1940
Act); (iii) it shall go into effect when approved by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such agreement; and (iv) it shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.

7. EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT. This Plan has been approved by a vote of the Independent Trustees cast in person at a meeting called on October 16, 1995 for the purpose of voting on this Plan, and shall take effect after approved by Class A shareholders of the Fund, at which time it shall replace the Fund's Distribution Plan for Class A shares adopted September 18, 1991 and amended May 1, 1993, July 22, 1993 and January 26, 1995. Unless terminated as hereinafter provided, it shall continue in effect from year to year from the date first set forth above or as the Board may otherwise determine only so long as such continuance is specifically approved at least annually by the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities of the Class. This Plan may not be amended to increase materially the amount of payments to be made without approval of the Class A Shareholders, in the manner described above, and all material amendments must be approved by a vote of the Board and of the Independent Trustees.

8. Shareholder and Trustee Liability Disclaimer. The Distributor understands and agrees that the obligations of the Fund under this Plan are not binding upon any shareholder of the Fund or Trustee of the Trust personally, but only the Fund and the Fund's property. The Distributor represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder and Trustee liability for acts or obligations of the Fund.


                                     ROCHESTER PORTFOLIO SERIES, on behalf of LIMITED TERM NEW YORK MUNICIPAL FUND


                                     By: /s/ RONALD H. FIELDING
                                     ------------------------------------------
                                             Ronald H. Fielding, Vice President



                                            OPPENHEIMER FUNDS DISTRIBUTOR, INC.


                                     By: /s/ ANDREW J. DONOHUE
                                     ------------------------------------------
                                             Andrew J. Donohue,
                                             Executive Vice President

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